EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)
Registration Statement (Form S-8 No. 333-282106) pertaining to the MBX Biosciences, Inc. 2024 Stock Option and Incentive Plan and MBX Biosciences, Inc. 2024 Employee Stock Purchase Plan,
2)
Registration Statement (Form S-8 No. 333-285846) pertaining to the MBX Biosciences, Inc. 2024 Stock Option and Incentive Plan and MBX Biosciences, Inc. 2024 Employee Stock Purchase Plan, and
3)
Registration Statement (Form S-3 No. 333-291308) of MBX Biosciences, Inc.;

of our report dated March 12, 2026, with respect to the financial statements of MBX Biosciences, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Indianapolis, Indiana

March 12, 2026